Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Record 2011 Fourth Quarter and Full Year Results

Fourth Quarter and Full Year Highlights:

  Fourth quarter 2011 earnings per diluted share increased 15% to a record $0.90 with sales increasing 26% from the year earlier period to a record $782.0 million.
  All product lines experienced increased sales and market share for the full year 2011.
  International sales increased 43% in the fourth quarter 2011 and 39% for full year 2011 despite a volatile European economic environment.
  Full year 2011 earnings per diluted share increased 50% to a record $3.20 with record sales of $2,656.9 million, an increase of 33% from the 2010 full year.
  Full year 2011 gross profit margins improved 130 basis points over 2010.

MINNEAPOLIS--(BUSINESS WIRE)--January 25, 2012--Polaris Industries Inc. (NYSE:PII) today reported record net income of $0.90 per diluted share for the fourth quarter of 2011, up 15 percent over the 2010 fourth quarter. Net income for the fourth quarter 2011 was a record $63.9 million, an increase of 17 percent over the same period in 2010. Record sales of $782.0 million for the fourth quarter 2011 increased 26 percent over 2010 fourth quarter sales of $618.4 million.

Full Year Results

For the full year ended December 31, 2011, Polaris reported record net income of $227.6 million, or a record $3.20 per diluted share, compared to $147.1 million, or $2.14 per diluted share for the year ended December 31, 2010. This represents a 50 percent increase on a diluted share basis and a 55 percent increase in net income. Sales for the full year 2011 totaled a record $2,656.9 million, an increase of 33 percent compared to sales of $1,991.1 million for the full year 2010.

“Our record fourth quarter results were a fitting ending to a year in which we generated record annual sales and earnings and significantly exceeded our initial expectations. Our top and bottom-line expansion, and the momentum we are sustaining throughout our business, directly results from our focus on driving innovation, enhancing our product offering, reducing costs, and growth through new global markets and adjacencies,” stated Scott Wine, Polaris' Chief Executive Officer. “Specifically, during the year we furthered our leading market share position in off-road vehicles while continuing to gain market share in motorcycles and snowmobiles. Moreover, we introduced over 20 new vehicles, including award-winning products like the RANGER RZR 570 value recreational off-road vehicle, the 800 Pro-RMK snowmobile, and the Victory Cross Country Tour motorcycle. Our operations team managed to meet the increased demand for these vehicles while bringing our new Monterrey manufacturing facility online on time and on budget, driving initial 2011 savings on plan with future projections in line with stated expectations. Building on our surging core businesses, our military and Bobcat adjacencies continue to gain momentum, and we have made considerable progress in expanding our international presence with increased sales in Europe, China, and India. Lastly, we added to our small electric vehicle portfolio with the acquisition of Global Electric Motorcars (GEM) and Goupil Industrie SA, which expands our ability to compete in this fragmented, fast-growing $4 billion market.”

2012 Business Outlook

Wine continued, “The implementation of our strategic initiatives and continued focus on innovation positions us well to realize continued success in 2012. We anticipate further growth and market share gains in our core businesses, while maintaining our focus on expanding our gross and net margins while expanding our investments for future growth and profitability. This motivated and disciplined Polaris team is committed to executing on our strategy in an effort to deliver what we expect to be another excellent year for our shareholders.”

Full year 2012 earnings are expected to be in the range of $3.65 to $3.80 per diluted share, which represents an increase of 14 to 19 percent when compared to full year 2011 earnings. Net income for full year 2012 is also expected to increase in the range of 14 to 19 percent over full year 2011. Sales for full year 2012 are expected to increase five to eight percent over full year 2011 sales, with sales increases projected in each product line and geographic region with the exception of snowmobiles.

Fourth Quarter and Full Year Performance Summary (in thousands except per share data)
	Three Months ended December 31,			Twelve Months ended December 31,
Product line Sales	2011	2010	Change	2011	2010	Change
Off-Road Vehicles	$465,768	$394,550	18%	$1,822,334	$1,376,373	32%
Snowmobiles	169,181	104,073	63%	280,046	188,877	48%
On-Road/Victory Motorcycles	34,879	20,640	69%	146,328	81,624	79%
Parts, Garments & Accessories	112,141	99,179	13%	408,241	344,265	19%
Total Sales	$781,969	$618,442	26%	$2,656,949	$1,991,139	33%
Gross profit	$204,308	$171,516	19%	$740,583	$530,213	40%
Gross profit as a % of sales	26.1%	27.7%	-160 bpts	27.9%	26.6%	+130 bpts
Operating expenses	$118,131	$97,589	21%	$414,751	$326,348	27%
Operating expenses as a % of sales	15.1%	15.8%	-70 bpts	15.6%	16.4%	-80 bpts
Operating Income	$93,130	$78,146	19%	$349,924	$220,721	59%
Operating Income as a % of sales	11.9%	12.6%	-70 bpts	13.2%	11.1%	+210 bpts
Net income	$63,899	$54,522	17%	$227,575	$147,138	55%
Net income as a % of sales	8.2%	8.8%	-60 bpts	8.6%	7.4%	+120 bpts
Diluted net income per share	$0.90	$0.78	15%	$3.20	$2.14	50%

Summary of Operations

Off-road Vehicles (“ORV’) sales increased 18 percent during the fourth quarter 2011 from the fourth quarter 2010. This increase reflects continued market share gains for both ATVs and side-by-side vehicles driven by industry leading product offerings and the continued success of the MVP retail go-to-market process. Polaris’ North American ORV unit retail sales to consumers increased mid-teens percent for the 2011 fourth quarter compared to the 2010 fourth quarter, with ATV unit retail sales growing upper single digits percent and side-by-side vehicle unit retail sales increasing about 20 percent over the prior year. North American dealer inventories of ATVs continued to decline, decreasing eight percent from the 2010 fourth quarter and sequentially decreasing six percent from the third quarter of 2011. Side-by-side North American dealer inventories for both the 2011 fourth quarter and sequentially from the 2011 third quarter were up to accommodate the continued strong retail demand. ORV sales outside of North America increased 42 percent in the fourth quarter of 2011 compared to a year ago. The Company continued to be an innovation leader in 2011 with several new ATV and side-by-side vehicles introduced during the year, including the most recent introduction in January 2012 of the high performance RANGER RZR XP4 900 to Polaris’ family of recreational vehicles. The RANGER RZR XP4 900 has all the features of the two seated version of the RZR XP 900 including an 88 horsepower electronic fuel injected twin cylinder engine and 3-link trailing arm independent rear suspension with 12.5 inches of travel, but with the ability to deliver razor-sharp performance and agility for 4 passengers. For the full year 2011, Polaris ORV sales increased 32 percent compared to the prior year.

Snowmobile sales increased 63 percent during the 2011 fourth quarter compared to the prior year’s fourth quarter. The fourth quarter 2011 increase in sales reflects significantly reduced snowmobile dealer inventory levels entering the 2011 - 2012 selling season compared to the prior year resulting in increased orders from dealers, as well as the impact of a shift in shipments of snowmobiles later in the year as the Company chose to ship its snowmobiles closer to expected consumer demand compared to last year. Polaris’ North American snowmobile retail sales to consumers in the 2011 season-to-date period were up high single digits percent over the 2010 season-to-date period despite the lack of snowfall in many parts of the snowbelt regions of the United States. North American dealer inventories of snowmobiles at December 2011 were seven percent higher than the very low levels a year ago. Sales of snowmobiles outside of North America, principally the Scandinavian region, increased 52 percent in the fourth quarter of 2011 compared to a year ago. For the full year 2011, sales of Polaris snowmobiles increased 48 percent compared to the prior year.

Sales of On-Road Vehicles increased 69 percent during the fourth quarter of 2011 when compared to the same period in 2010. On-Road Vehicle sales are comprised of Victory and Indian brand motorcycles, as well as the Company’s small electric vehicles sales of GEM and Goupil. Victory motorcycle North American unit retail sales to consumers increased about 20 percent during the 2011 fourth quarter when compared to a strong 2010 fourth quarter, resulting in continued market share gains. North American dealer inventory of Victory motorcycles increased five percent at December 2011 compared to last year levels as the Company added Victory dealers in 2011. Sales of On-Road Vehicles to customers outside of North America increased 111 percent compared to the prior year’s fourth quarter. The increase in On-Road Vehicle sales outside North America is primarily due to increased sales from Victory motorcycles and the addition of sales from the acquisition of Goupil in the 2011 fourth quarter. For the full year 2011, Polaris On-Road Vehicle sales increased 79 percent compared to the prior year.

Parts, Garments, and Accessories (“PG&A”) sales increased 13 percent during the fourth quarter 2011 compared to the same period last year primarily due to increased ORV, Victory motorcycle and international related PG&A sales. For the full year 2011, Polaris PG&A sales increased 19 percent compared to the prior year.

Gross profit dollars increased 19 percent to $204.3 million for the fourth quarter 2011 compared to $171.5 million for the fourth quarter of 2010 primarily due to higher volume. Gross profit as a percentage of sales was 26.1 percent for the fourth quarter of 2011, a decrease of 160 basis points from 27.7 percent for the fourth quarter of 2010. The decrease in gross profit margin percentage for the 2011 fourth quarter was primarily due to higher commodity prices, as anticipated, unfavorable product mix and negative currency impacts, partially offset by manufacturing realignment savings and continued product cost reduction efforts during the quarter. For the 2011 full year, gross profit as a percentage of sales increased 130 basis points to 27.9 percent.

Operating expenses for the fourth quarter 2011 increased 21 percent to $118.1 million compared to $97.6 million for the fourth quarter of 2010. As a percent of sales, operating expenses decreased 70 basis points to 15.1 percent compared to 15.8 percent for the same period last year. Operating expenses in absolute dollars for the fourth quarter 2011 increased primarily due to incremental investments made in global market expansion and new product development initiatives along with the added operating expenses of the acquisitions made in 2011. Operating expenses, as a percent of sales, decreased due to leverage achieved from the increased sales volume during the quarter. For the 2011 full year, operating expenses, as a percent of sales, decreased 80 basis points to 15.6 percent.

Income from financial services increased 65 percent to $7.0 million during fourth quarter 2011 from $4.2 million in the fourth quarter of 2010 primarily due to increased profitability generated from the retail credit portfolios with Sheffield, GE and HSBC. For the 2011 full year, income from financial services was $24.1 million, a 43 percent increase compared to $16.9 million for the full year 2010.

Interest expense increased to $1.2 million for the fourth quarter 2011 from $0.5 million for the fourth quarter 2010 due to higher interest rates on the long-term senior notes issued in May 2011. For the 2011 full year, interest expense was $4.0 million compared to $2.7 million for the full year 2010.

Non-operating other income was $4.6 million in the fourth quarter of 2011 as compared to $0.7 million in the fourth quarter of 2010. The increase in other income is the result of foreign currency exchange rate movements and the resulting effects on foreign currency transactions and balance sheet positions related to the Company’s foreign subsidiaries. For the 2011 full year, non-operating other income (expense) was $0.7 million income compared to $0.3 million expense for the full year 2010.

The Income tax provision for the fourth quarter 2011 was recorded at a rate of 33.8 percent of pretax income compared to 30.4 percent of pretax income for the fourth quarter 2010. The higher income tax provision rate in the 2011 fourth quarter is primarily due to last year’s fourth quarter rate reflecting the cumulative benefit to adjust for the extension of the research and development credit by the U.S. Congress late in the fourth quarter of 2010. For the 2011 full year, the income tax provision was recorded at a rate of 34.3 percent of pretax income compared to 32.7 percent for the full year 2010.

Financial Position and Cash Flow

Net cash provided by operating activities was $302.5 million for the year ended December 31, 2011 compared to $297.6 million for the full year 2010. The increase in net income was mostly offset by an increased investment in working capital, particularly increased accounts receivables related to the Company’s continued international expansion, a short-term income tax receivable and higher factory inventory levels supporting business growth. Total long-term debt at December 31, 2011 was unchanged from a year ago at $100.0 million. The Company’s debt-to-total capital ratio was 17 percent at December 31, 2011, compared to 35 percent for the same period in 2010. Cash and cash equivalents were $325.3 million at December 31, 2011 compared to $393.9 million for the same period in 2010. During 2011 Polaris used cash for investment activities totaling $141.1 million primarily for capital investments to remain competitive and to acquire several businesses. The Company used $227.5 million of cash for financing activities including debt reduction, the repurchase of Polaris stock and the payment of dividends to shareholders.

Polaris’ Board of Directors moves dividend pay date

Due to the scheduling timetable of the Company’s 2012 Board of Directors’ meetings, each of the quarterly dividend declarations by the Board of Directors in 2012 are anticipated to be approximately two weeks later than historically declared. As a result, the anticipated quarterly dividend pay dates will be approximately one month later in 2012 than in prior years. Polaris has increased dividends for 16 consecutive years through 2011 and management will recommend to the Board of Directors to once again increase the dividend for 2012. The Board of Directors expects to declare the first quarter 2012 dividend amount sometime in the first week of February 2012.

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2011 fourth quarter and full year earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome.

To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 Internationally. The Conference ID is #75877934.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 Internationally.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2011 sales of $2.7 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian motorcycle brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid vehicle industry with Global Electric Motorcars (GEM) and Goupil Industrie SA, and internally developed vehicles. Polaris enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicles accessories are available from authorized Polaris dealers or anytime at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2012 sales, shipments, net income, net income per share, manufacturing realignment transition costs and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Sales	$781,969	$618,442	$2,656,949	$1,991,139
Cost of Sales	577,661	446,926	1,916,366	1,460,926
Gross profit	204,308	171,516	740,583	530,213
Operating expenses
Selling and marketing	48,985	39,973	178,725	142,353
Research and development	31,383	25,433	105,631	84,940
General and administrative	37,763	32,183	130,395	99,055
Total operating expenses	118,131	97,589	414,751	326,348

Income from financial services	6,953	4,219	24,092	16,856
Operating Income	93,130	78,146	349,924	220,721

Non-operating expense (Income):
Interest expense	1,221	531	3,987	2,680
Gain on securities held for sale, net	-	-	-	(825)
Other expense (income), net	(4,610)	(691)	(689)	325
Income before income taxes	96,519	78,306	346,626	218,541

Provision for Income Taxes	32,620	23,784	119,051	71,403
Net Income	$63,899	$54,522	$227,575	$147,138
Basic Net Income per share	$0.93	$0.80	$3.31	$2.20
Diluted Net Income per share	$0.90	$0.78	$3.20	$2.14
Weighted average shares outstanding:

Basic	68,885	68,140	68,792	66,900
Diluted	71,062	70,309	71,057	68,765

Note: Shares outstanding and per share data have been adjusted to give effect to the two-for-one stock split declared on July 20, 2011 and paid on September 12, 2011 to shareholders of record on September 2, 2011.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification
(In Thousands)	December 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$325,336	$393,927
Trade receivables, net	115,302	89,294
Inventories, net	298,042	235,927
Prepaid expenses and other	37,608	21,628
Income taxes receivable	24,723	-
Deferred tax assets	77,665	67,369
Total current assets	878,676	808,145

Property and equipment, net	213,778	184,011
Investments in finance affiliate	42,251	37,169
Investments in other affiliates	5,000	1,009
Deferred tax assets	10,601	-
Goodwill and Intangible assets, net	77,718	31,313
Total Assets	$1,228,024	$1,061,647

Liabilities and Shareholders’ Equity
Current Liabilities:
Borrowings under credit agreement	-	$100,000
Current portion of capitalized lease debt	$2,653	-
Accounts payable	146,743	113,248
Accrued expenses:
Compensation	187,671	126,781
Warranties	44,355	32,651
Sales promotions and incentives	81,228	75,494
Dealer holdback	76,512	79,688
Other	74,180	52,194
Income taxes payable	639	2,604
Current liabilities of discontinued operations	1,550	1,550
Total current liabilities	615,531	584,210

Long term income taxes payable	7,837	5,509
Deferred income taxes	-	937
Capitalized lease debt	4,600	-
Long-term debt	100,000	100,000
Total liabilities	$727,968	$690,656

Shareholders’ Equity:
Total shareholders' equity	$500,056	$370,991

Total Liabilities and Shareholders' Equity	$1,228,024	$1,061,647

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	For the Years Ended December 31,
	2011	2010
Operating Activities:
Net income	$227,575	$147,138
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on securities held for sale	-	(825)
Depreciation and amortization	66,390	66,519
Noncash compensation	20,548	18,050
Noncash income from financial services	(4,444)	(4,574)
Noncash expense from manufacturing affiliates	133	1,376
Deferred income taxes	(16,946)	(16,888)
Changes in current operating items:
Trade receivables	(23,115)	1,111
Inventories	(49,973)	(56,612)
Accounts payable	27,232	37,580
Accrued expenses	80,668	107,663
Income taxes payable/receivable	(24,463)	(3,577)
Prepaid expenses and others, net	(1,075)	958
Net cash provided by continuing operations	302,530	297,919
Net cash flow used for discontinued operations	-	(300)
Net cash provided by operating activities	302,530	297,619

Investing Activities:
Purchase of property and equipment	(84,484)	(55,718)
Investments in finance affiliate, net	(638)	8,737
Investment in other affiliates, net	(4,124)	9,601
Acquisition of businesses, net of cash acquired	(51,899)	(4,738)
Net cash used for investing activities	(141,145)	(42,118)

Financing Activities:
Borrowings under senior notes	100,000	-
Repayments under credit agreement	(202,333)	-
Repurchase and retirement of common shares	(132,372)	(27,486)
Cash dividends to shareholders	(61,585)	(53,043)
Tax effect of proceeds from stock based compensation exercises	23,120	10,610
Proceeds from stock issuances under employee plans	45,654	68,105
Net cash used for financing activities	(227,516)	(1,814)

Impact of currency exchange rates on cash balances	(2,460)	-

Net (decrease) increase in cash and cash equivalents	(68,591)	253,687

Cash and cash equivalents at beginning of period	393,927	140,240

Cash and cash equivalents at end of period	$325,336	$393,927